Exhibit 5.1

1420 Fifth Avenue, Suite 3100 Seattle, WA 98101 206.319.7052 Phone

eEx

June 24, 2021

OP Bancorp 1000 Wilshire Boulevard, Suite 500 Los Angeles, California 90017

Re:OP Bancorp 2021 Equity Incentive Plan

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to OP Bancorp, a California corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,500,000 shares of the Company’s common stock (the “Shares”). The Shares subject to the Registration Statement are to be issued under the OP Bancorp 2021 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, the Plan, the proceedings taken by the Company with respect to the authorization and adoption of the Plan, resolutions adopted by the board of directors of the Company, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We have further assumed that (a) the shares of Common Stock currently reserved for issuance under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the Plan or any of the award agreements relating to the Shares will be rescinded, amended or otherwise modified prior to the issuance of

OP Bancorp

June 24, 2021

the Shares. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement, and related prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to filing of this opinion as Exhibit 5.1 to the Registration Statement. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the California General Corporation Law and reported decisions of the California courts interpreting such law.

This opinion is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan or the Registration Statement.

Very truly yours,

BUCHALTER

/s/ Buchalter